Exhibit 99.2
OUTFRONT MEDIA ANNOUNCES QUARTERLY DIVIDEND
New York, February 25, 2016 – OUTFRONT Media Inc. (NYSE: OUT) announced today that its board of directors has approved a quarterly cash dividend on the Company's stock of $0.34 per share payable on March 31, 2016 to shareholders of record at the close of business on March 10, 2016.

About OUTFRONT Media Inc.
OUTFRONT Media (NYSE: OUT) is one of the largest out-of-home media companies in the Americas and has a major presence in top markets throughout the United States, Canada, Mexico and South America. With billboard and transit properties, a prime asset focus, and a growing network of digital displays, OUTFRONT Media gives advertisers both breadth and depth of audience across key geographies, as well as engaging ways to connect with increasingly mobile consumers.

Contacts:
Investors:
Gregory Lundberg
(212) 297-6441
greg.lundberg@OUTFRONTmedia.com

Media:
Carly Zipp
(212) 297-6479
carly.zipp@OUTFRONTmedia.com